Exhibit 1.2

New York Mortgage Trust, Inc.

AMENDMENT NO. 2
TO
EQUITY DISTRIBUTION AGREEMENT

August 10, 2021

JonesTrading Institutional Services LLC
757 Third Avenue, 23rd Floor
New York, New York 10017

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated March 29, 2019 (the “Original Equity Distribution Agreement”), between New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), and JonesTrading Institutional Services LLC (the “Placement Agent”), as amended by Amendment No. 1 to Original Equity Distribution Agreement, dated as of November 27, 2019 (“Amendment No. 1” and together with the Original Equity Distribution Agreement, the “Equity Distribution Agreement”), pursuant to which the Company agreed to sell through the Placement Agent, acting as agent and/or principal, up to an aggregate of $131,477,592 of shares of the Company’s 7.75% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, the Company’s 7.875% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, the Company’s 8.00% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, and the Company’s 7.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share. All capitalized terms used in this Amendment No. 2 to the Equity Distribution Agreement between the Company and the Placement Agent (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to them in the Equity Distribution Agreement. The Company and the Placement Agent agree as follows:

A.	Amendments to Equity Distribution Agreement. The Equity Distribution Agreement is amended as follows:

1.	The first paragraph of Section 1 of the Equity Distribution Agreement is hereby deleted and replaced with the following:

“The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Placement Agent, acting as agent and/or principal, up to an aggregate of $149,094,182 of shares (the “Securities”) of any of the Company’s 7.75% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), the Company’s 7.875% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), the Company’s 8.00% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), the Company’s 7.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”), and the Company’s 6.875% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series F Preferred Stock”); provided, however, that as of the date hereof, the Company has redeemed all of its outstanding Series C Preferred Stock and has no further authorized shares of Series C Preferred Stock for sale under this Agreement. References to “Preferred Stock” shall refer hereinafter collectively to the Series B Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock. In no event shall the Company issue or sell through the Placement Agent such number or dollar amount of Securities that would (i) exceed the number or dollar amount of shares of Preferred Stock registered on an effective registration statement pursuant to which the offering is being made, (ii) exceed the number of authorized but unissued shares of Preferred Stock under the Company’s organizational documents, (iii) exceed the number or dollar amount of shares of Preferred Stock permitted to be sold under Form S-3 (including General Instruction I.B.6 thereof, if applicable) or (iv) exceed the number or dollar amount of shares of Preferred Stock for which the Company has filed a Prospectus Supplement (defined below) (the lesser of (i), (ii), (iii), and (iv), the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, except as set forth in a Placement Notice (as defined below), the parties hereto agree that compliance with the limitations set forth in this Section 1 on the number of the Securities issued and sold under this Agreement shall be the sole responsibility of the Company, and the Placement Agent shall have no obligation in connection with such compliance. The issuance and sale of the Securities through the Placement Agent will be effected pursuant to the Registration Statement (as defined below) filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”), although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement to offer, sell or issue the Securities.”

2.	The first sentence of the second paragraph of Section 1 of the Equity Distribution Agreement shall be amended to replace “(File No. 333-226726)” with “(File No. 333-258589)”.

3.	The second sentence of the second paragraph of Section 1 of the Equity Distribution Agreement shall be amended to replace “August 9, 2018” with “August 6, 2021”.

4.	The first sentence of Section 2 of the Equity Distribution Agreement is hereby deleted and replaced with the following:

“Each time that the Company wishes to issue and sell the Securities hereunder (each, a “Placement”), it will notify the Placement Agent by email notice (or other method mutually agreed to in writing by the parties) containing the parameters in accordance with which it desires the Securities to be sold, which shall at a minimum include the maximum number of each series of Preferred Stock to be offered, sold and issued (the “Placement Securities”), the time period during which sales are requested to be made, any limitation on the number of Securities that may be sold in any one day, any minimum price below which sales may not be made, and the maximum prices above which sales of shares of Series B Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock may not be made (a “Placement Notice”), a form of which containing such parameters necessary is attached hereto as Exhibit A.”

5.	Section 5(a)(36) of the Equity Distribution Agreement is hereby deleted and replaced with the following:

“REIT Qualification. The Company is organized and has operated in conformity with the requirements for qualification as a real estate investment trust (a “REIT”) under the Code; the Company qualified as a REIT for the taxable years ended December 31, 2004 through December 31, 2020 and the present and contemplated method of operation of the Company and the Subsidiaries will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code for its tax year ending December 31, 2021 and subsequent taxable years; and the Company intends to continue to qualify as a REIT until the Board of Directors of the Company determines that it is no longer in the best interests of the Company to continue to qualify as a REIT; neither the Company nor any of the Subsidiaries has taken any action that could reasonably be expected to cause the Company to fail to qualify as a REIT under the Code at any time. The description of the Company’s organization and actual and proposed method of operation and its qualification and taxation as a REIT set forth in the Prospectus is accurate and presents fairly the matters referred to therein in all material respects; the Company’s operating policies and investment guidelines described in the Prospectus accurately reflect in all material respects the current intentions of the Company with respect to the operation of its business, and no material deviation from such guidelines or policies is currently contemplated.”

6.	The last sentence in Section 5(a)(31) of the Equity Distribution Agreement is hereby deleted and replaced with the following:

“The Company and the Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology, and to the Company’s knowledge there have been no material breaches, violations, outages or unauthorized uses of or accesses to the Company IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data), nor any incidents under internal review or investigations relating to the same.”

7.	The first paragraph of the Form of Placement Notice attached as Exhibit A to the Equity Distribution Agreement is hereby deleted and replaced with the following:

“Pursuant to the terms and subject to the conditions contained in the Equity Distribution Agreement between New York Mortgage Trust, Inc. (the “Company”) and JonesTrading Institutional Services LLC (the “Placement Agent”) dated March 29, 2019, as amended on November 27, 2019 and August 10, 2021 (the “Agreement”), I hereby request on behalf of the Company that the Placement Agent sell [(a) up to $[●] of shares of the Company’s 7.75% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, at a minimum market price of $[●] per share and a maximum market price of $[●] per share, (b) up to $[●] of shares of the Company’s 8.00% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, at a minimum market price of $[●] per share and a maximum market price of $[●] per share, (c) up to $[●] of shares of the Company’s 7.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, at a minimum market price of $[●] per share and a maximum market price of $[●] per share], and (d) up to $[●] of shares of the Company’s 6.875% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, at a minimum market price of $[●] per share and a maximum market price of $[●] per share], beginning on [insert start date] and ending on [insert end date] [such date in the future as notified in writing (including by email) by the Company].”

8.	The second sentence of the Form of Officer’s Certificate attached as Exhibit F to the Equity Distribution Agreement shall be amended to add “, as amended on August 10, 2021” immediately before “(the “Equity Distribution Agreement”)”.

B.	New Registration Statement Covered by Equity Distribution Agreement. The parties to this Amendment agree that from and after the initial filing of a Prospectus Supplement to the base prospectus included as part of the registration statement on Form S-3 (File No. 333-258589) filed with the Commission by the Company on August 6, 2021, all references to “Registration Statement” included in the Equity Distribution Agreement shall be deemed to include such registration statement on Form S-3 (File No. 333-258589), including a base prospectus, relating to, among other securities of the Company, the Preferred Stock, including the Securities to be issued from time to time by the Company, and the documents that the Company has filed or will file in accordance with the provisions of the Exchange Act that are or will be incorporated by reference in such registration statement, and all references to “base prospectus” included in the Equity Distribution Agreement shall be deemed to include the final form of prospectus, including all documents incorporated therein by reference, included in such registration statement at the time of the initial filing of a Prospectus Supplement to the base prospectus included as part of such registration statement. For the avoidance of confusion, all references to “Registration Statement” included in the Equity Distribution Agreement relating to the offer and sale of any Securities or such other relevant action that occurred prior to the filing with the Commission of the registration statement on Form S-3 (File No. 333-258589) shall be deemed to refer to the Company’s registration statement on Form S-3 (File No. 333-226726), including a base prospectus, relating to, among other securities of the Company, the Preferred Stock, including the Securities, including all documents incorporated by reference therein

C.	Prospectus Supplement. The Company agrees to file a 424(b) Prospectus Supplement reflecting this Amendment within two business days of the date hereof.

D.	No Other Amendments. Except as set forth in Part A and B above, all the terms and provisions of the Equity Distribution Agreement shall continue in full force and effect.

E.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this Amendment, along with all counterparts, will become a binding agreement by and between the Placement Agent and the Company in accordance with its terms.

Very truly yours,

NEW YORK MORTGAGE TRUST, INC.

By:	/s/ Steven R. Mumma
Name: Steven R. Mumma
Title: Chief Executive Officer

CONFIRMED AND ACCEPTED, as of the date first above written:

JONESTRADING INSTITUTIONAL SERVICES LLC

By:	/s/ Burke Cook
Name:	Burke Cook
Title:	General Counsel